UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6 (E) (2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Notes :

This revised Schedule 14A is being filed to correct the amount of Mr. Periquito’s salary for 2002 on page 8 of the Proxy Statement. This amount was incorrect in the EDGAR version of the Proxy Statement included in the original Schedule 14A filed with the SEC on March 7, 2003. The printed version of the Proxy Statement distributed to the stockholders contained the correct amount.

Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 N. M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2003 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 15, 2003, at 9:30 a.m., Chicago time, at The Madison Room, 181 W. Madison Street, 7th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of three directors and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2002 performance and the outlook for this year, and answer your questions.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by filing a written revocation with the Secretary of the Company, by providing a proxy with a later date, or by voting in person at the meeting. If you attend the meeting and vote in person, your proxy will not be voted.

Your vote is important and much appreciated!

DAVID R. WHITWAM

Chairman of the Board

and Chief Executive Officer

March 11, 2003

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

The 2003 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at The Madison Room, 181 W. Madison Street, 7th Floor, Chicago, Illinois on Tuesday, April 15, 2003, at 9:30 a.m., Chicago time, for the following purposes:

1. to elect three persons to the Company’s Board of Directors; and

2. to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least ten days prior to the meeting at EquiServe, One North State Street, 11th Floor, Chicago, Illinois 60602.

By Order of the Board of Directors

ROBERT T. KENAGY

Associate General Counsel and

Corporate Secretary

March 11, 2003

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 14 countries and market products in more than 170 countries under major brand names such as Whirlpool, KitchenAid, Roper, Estate, Bauknecht, Ignis, Brastemp, Consul, and Acros. We are also the principal supplier to Sears, Roebuck and Co. of many major appliances marketed under the Kenmore brand name. We have approximately 68,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 N. M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

PROXY STATEMENT

Our 2003 annual meeting of stockholders will be held on Tuesday, April 15, 2003, at 9:30 a.m., Chicago time, at The Madison Room, 181 W. Madison Street, 7th Floor, Chicago, Illinois. You are welcome to attend.

Information about this Proxy Statement

We are sending this proxy statement and the enclosed proxy card because Whirlpool’s Board of Directors is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on February 28, 2003 are entitled to vote at the meeting. There were 68,273,975 outstanding shares of common stock as of the close of business on February 28, 2003. We have no other voting securities. Stockholders are entitled to one vote per share on each matter. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 11, 2003.

Information about Voting

Stockholders can vote their shares on matters presented at the annual meeting in two ways.

1. By Proxy—If you sign and return the accompanying proxy form, your shares will be voted as you direct on the proxy form. If you do not give any direction on the proxy card, the shares will be voted FOR the nominees named for director. You may revoke your proxy at any time before it is exercised by providing a written revocation to Whirlpool’s Corporate Secretary, Robert T. Kenagy, by providing a proxy with a later date, or by voting in person at the meeting.

2. In Person—You may come to the annual meeting and cast your vote there.

Whirlpool’s Board of Directors has adopted a policy requiring all stockholder votes to be kept permanently confidential and not disclosed except (i) when disclosure is required by law, (ii) when a stockholder expressly consents to disclosure, or (iii) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Stockholders representing at least 50% of the common stock issued and outstanding must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The three directors to be elected at the annual meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. This means that the three nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will have no effect on the outcome of the election. For a stockholder to nominate an individual for director at the meeting, the stockholder must give the Company’s Secretary written notice at least 90 days in advance of the annual meeting of the stockholder’s intent to make the nomination.

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the items covered in this proxy statement.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

Nominees for a Term to Expire in 2006

GARY T. DICAMILLO, 52, President and Chief Executive Officer of TAC Worldwide Companies (professional staffing services). Director of the Company since 1997 and director of 3Com Corporation, Pella Corporation, and The Sheridan Group.

KATHLEEN J. HEMPEL, 52, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper products; retired 1997). Director of the Company since 1994 and director of Actuant Corporation, Kennametal Inc., Oshkosh Truck Corporation, and A.O. Smith Corporation.

ARNOLD G. LANGBO, 65, former Chairman of the Board and Chief Executive Officer of Kellogg Company (cereal and other products; retired 2000). Director of the Company since 1994 and director of Johnson & Johnson, Weyerhaeuser Company, and The International Youth Foundation.

Directors Whose Terms Expire in 2005

JEFF M. FETTIG, 46, President and Chief Operating Officer of the Company. Director of the Company since 1999.

JAMES M. KILTS, 55, Chairman of the Board and Chief Executive Officer of The Gillette Company (consumer products). Director of the Company since 1999 and director of Delta Air Lines, Inc. and The May Department Stores Company.

MILES L. MARSH, 55, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (consumer paper products). Director of the Company since 1990 and director of GATX Corporation and Morgan Stanley.

PAUL G. STERN, 64, Partner, Thayer Capital Partners, L.L.P. and Arlington Capital Partners, L.L.P. (private investment companies). Director of the Company since 1990 and director of The Dow Chemical Company.

Directors Whose Terms Expire in 2004

HERMAN CAIN, 57, Chairman of the Board of Godfather’s Pizza, Inc. and Chief Executive Officer of T.H.E., Inc. (leadership consulting). Director of the Company since 1992 and director of Aquila, Inc. and The Reader’s Digest Association, Inc.

ALLAN D. GILMOUR, 68, Vice Chairman and Chief Financial Officer of Ford Motor Company (cars and trucks, related parts and accessories and financial services). Director of the Company since 1990 and director of DTE Energy Company and Prudential Financial, Inc.

JANICE D. STONEY, 62, former Executive Vice President, US WEST Communications Group, Inc. (telecommunications products and services; retired 1992). Director of the Company since 1987 (except for part of 1994 during a bid for political office) and director of Williams Companies Inc. and Bridges Investment Fund.

DAVID R. WHITWAM, 61, Chairman of the Board and Chief Executive Officer of the Company. Director of the Company since 1985 and director of PPG Industries, Inc.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Messrs. Cain, DiCamillo, Gilmour, and Kilts. From 1996 through 1999, Mr. Cain was the Chief Executive Officer and President of the National Restaurant Association (restaurant industry), and from 1999 to 2000 he was Chief Executive Officer and President of Digital Restaurant Solutions Corporation now known as RetailDNA, LLC (restaurant industry). From 1995 to 2002, Mr. DiCamillo was Chairman of the Board and Chief Executive Officer of Polaroid Corporation (imaging products). Mr. Gilmour returned to Ford Motor Company in 2002 after retiring from Ford in 1995. Mr. Kilts was Chief Executive Officer and President of Nabisco Holdings Corp. (food products) from 1998 to 2000. In addition, Mr. Marsh served as Chairman of the Board and Chief Executive Officer of Fort James Corporation from 1997 to 2000 at which time he left the company.

BOARD OF DIRECTORS

The Board held six meetings during 2002. During 2002, each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

The Audit Committee (Mr. Gilmour (Chair), Mr. DiCamillo, Mr. Kilts, Mr. Langbo, and Ms. Stoney) provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors the objectivity of the Company’s financial statements. The Committee assists Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure; to retain and terminate the Company’s independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee is comprised of five independent directors who, in the opinion of the Board, meet the relevant financial experience, literacy, and expertise requirements. The Audit Committee held four meetings in 2002.

The Human Resources Committee (Mr. Kilts (Chair), Mr. Langbo, Mr. Marsh, Dr. Stern, and Ms. Stoney) assures the adequacy of the compensation and benefits of the officers and top management of the Company and compliance with any executive compensation disclosure requirements. In performing these functions the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. The Committee is comprised of five independent directors. This Committee held two meetings in 2002.

The Corporate Governance and Nominating Committee (Mr. DiCamillo (Chair), Mr. Cain, Ms. Hempel, Mr. Marsh, and Mr. Smith) provides oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of shareholders, and recommending to the Board a set of corporate governance principles applicable to the Company. The Committee also provides assistance to the Board and the Chairman in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. On an annual basis, the Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. The Committee is comprised of five independent directors. This Committee held five meetings in 2002.

SECURITY OWNERSHIP

The following table presents the ownership of the only persons known by us as of February 24, 2003 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Date of 13G Report	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/12/2003	AXA Financial Inc.(1) 1290 Avenue of the Americas New York, NY 10104	9,346,214	13.69%

2/13/2003	Dodge & Cox(2) One Sansome Street 35th Floor San Francisco, CA 94104	9,046,990	13.25%

2/14/2003	FMR Corp.(3) 82 Devonshire St. Boston, MA 02109	4,576,136	6.70%

(1)	According to a Schedule 13G/A filed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial Inc. (on behalf of its two subsidiaries—Alliance Capital Management L.P. (“Alliance”) and The Equitable Life Assurance Society of the United States (“Equitable”)), each reporting person is deemed to have sole voting power with respect to 4,805,683 shares, shared voting power with respect to 872,302 shares and sole dispositive power with respect to all such shares. However, each reporting person (other than AXA Financial Inc.) expressly disclaims beneficial ownership of all such shares. Of the 9,346,214 shares reported in the Schedule 13G/A, (a) 9,345,714 are owned by Alliance, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, and (b) 500 shares are owned by Equitable, acquired solely for investment purposes. Alliance has sole voting power with respect to 4,805,683 shares, shared voting power with respect to 872,302 shares and sole dispositive power with respect to 9,345,714 shares. Equitable has sole dispositive power with respect to 500 shares.
(2)	According to a Schedule 13G/A filed by Dodge & Cox, an investment advisor, Dodge & Cox has sole voting power with respect to 8,352,540 shares, shared voting power with respect to 153,500 shares and sole dispositive power with respect to all such shares.
(3)	According to a Schedule 13G/A filed by FMR Corp. (“FMR”), Edward C. Johnson III and Abigail P. Johnson, all such shares are beneficially owned by three entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR (“FMTC”), and (c) Geode Capital Management, LLC, an entity indirectly owned by certain employees and shareholders of FMR (“Geode”). FM&RC is the beneficial owner of 4,446,970 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 4,446,970 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. FMTC is the beneficial owner of 128,937 shares as a result of it serving as investment manager of various institutional accounts. Mr. Johnson and FMR (through its control of FMTC) each has sole dispositive power with respect to 128,937 shares and sole voting power with respect to 127,037 shares and no voting power with respect to the 1,900 shares owned by institutional accounts. Geode is the beneficial owner of 229 shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 24, 2003. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares.

	Shares Beneficially Owned(1)	Shares Under Exercisable Options(2)	Total	Percentage
Herman Cain	2,706	3,600	6,306	*
Gary T. DiCamillo	3,797	1,800	5,597	*
Jeff M. Fettig	29,775	308,500	338,275	*
Allan D. Gilmour	6,600	4,200	10,800	*
Kathleen J. Hempel	4,600	2,400	7,000	*
James M. Kilts	3,000	1,200	4,200	*
Arnold G. Langbo	4,907	2,400	7,307	*
Miles L. Marsh	6,680	3,600	10,280	*
Paulo F. M. Periquito	56,907	200,500	257,407	*
Philip L. Smith	5,433	4,800	10,233	*
Paul G. Stern	6,200	3,600	9,800	*
Janice D. Stoney	4,900	4,800	9,700	*
David L. Swift	1,880	26,000	27,880	*
Michael A. Todman	4,964	97,000	101,964	*
David R. Whitwam	138,381	717,500	855,881	1.25%
All directors and executive officers as a group (17 persons).	292,856	1,507,200	1,800,056	2.64%

*	Represents less than 1% of the outstanding common stock.
(1)	Does not include:
(a)	shares subject to currently exercisable options, which information is set forth separately in the second column;
(b)	1,765,899 shares held by the Whirlpool 401(k) Trust (but does include 21,138 shares held for the accounts of executive officers); and
(c)	976,300 shares held by the Whirlpool Corporation and Subsidiary Employees’ Retirement Trust.
(2)	Includes shares subject to options that will become exercisable within 60 days.

EXECUTIVE COMPENSATION

The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE (2000-2002)

	Principal Position	Year	Annual Compensation				Long-Term Compensation		All Other Compensation ($)(3)
							Awards	Payouts
						Other		LTIP
						Annual	Options	Payouts
Name			Salary	Bonus		Comp.(1)	(#)	($)(2)
David R. Whitwam	Chairman and Chief Executive Officer	2002 2001 2000	$1,119,000 1,089,000 1,080,833	$1,360,000 1,320,000 850,000		$0 0 0	125,000 120,000 120,000	$643,842 1,353,927 644,711	$31,284 20,382 20,382

Jeff M. Fettig	President and Chief Operating Officer	2002 2001 2000	661,667 616,667 587,500	619,000 629,000 450,000		0 0 342,771	70,000 70,000 64,000	276,264 553,779 234,677	468 312 256

Paulo F. M. Periquito	Executive Vice President and President, Latin America	2002 2001 2000	575,000 512,504 500,000	552,000 1,698,087 360,000	(4)	165,024 185,312 206,458	33,000 33,000 33,000	230,243 470,223 267,538	23,001 23,302 27,651

David L. Swift	Executive Vice President, North American Region	2002 2001	475,000 48,580	576,000 400,000	(5) (5)	0 0	27,000 25,000	235,245 329,798	2,220 90

Michael A. Todman	Executive Vice President and President, Whirlpool Europe	2002 2001 2000	475,000 374,542 288,500	381,000 371,000 163,000		266,337 119,070 0	27,000 22,000 22,000	181,806 264,262 72,709	2,719 1,337 1,265

(1)	In 2000, the Company paid foreign taxes of $337,639 on Mr. Fettig’s behalf. In 2002, 2001, and 2000, the Company paid Mr. Periquito $75,000 each year to compensate him for increased living costs; additional annual compensation relates to other expenses associated with his employment in Brazil. In 2002 and 2001, the Company reimbursed Mr. Todman $136,541 and $109,502, respectively, for increased cost of living and other expenses related to his foreign service.
(2)	Amounts represent payouts under long-term, equity-based compensation programs based on the Company’s financial performance as described under the caption Long-Term Incentives beginning on page 15. For 2002, the payout under the Company’s long-term incentive program reflected achievement of a performance objective during the 2000–2002 performance period relating to the awards. In addition, Mr. Todman’s 2002 and 2001 figures include payouts relating to awards granted under a special incentive program for key employees who were not executive officers at the time of the grant.
(3)	Amounts represent group term life insurance premiums.
(4)	Of this amount, $1,226,087 was paid to Mr. Periquito in the form of 18,500 shares of Company stock under the Key Employee Treasury Stock Ownership Plan (as described beginning on page 16) in lieu of an equal number of shares previously granted under the Special Retention Program.
(5)	These figures include annual bonus payments plus amounts associated with Mr. Swift’s transition into the Company.

STOCK OPTION GRANTS AND RELATED INFORMATION

Stock Option Grants in 2002

The table below provides information on grants of stock options during 2002 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

OPTION GRANTS IN 2002

ASSUMED STOCK PRICE APPRECIATION

	Individual Grants in 2002
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees(2)	Exercise Price(3)		Expiration Date(4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 10-year Option Term(1)
						5%		10%
David R. Whitwam	125,000	8.58%	$67.29		2-18-2012	$5,289,790	(5)	$13,405,366	(6)
Jeff M. Fettig	70,000	4.81%	67.29		2-18-2012	2,962,282	(5)	7,507,005	(6)
Paulo F.M. Periquito	33,000	2.27%	67.29		2-18-2012	1,396,505	(5)	3,539,017	(6)
David L. Swift	27,000	1.85%	67.29		2-18-2012	1,142,595	(5)	2,895,559	(6)
Michael A. Todman	27,000	1.85%	67.29		2-18-2012	1,142,595	(5)	2,895,559	(6)
All Optionees(2)	1,456,560	100%	$67.09	(avg)	2012	61,459,622	(7)	155,745,272	(8)
All Stockholders	N/A	N/A	N/A		N/A	2,878,664,171		7,294,843,520
All Optionee Gain as a % of all Stockholder Gain						2.14%		2.14%

(1)	Potential pre-tax realizable value is based on the assumption that the stock price appreciates from the exercise price at the annual rates of appreciation shown in the table over the option term (10 years). This is a theoretical value. The actual realized value depends on the market value of the Company’s stock at the exercise date. All calculations are based on shares outstanding as of December 31, 2002.
(2)	Based on 1,456,560 options granted to 516 employees in 2002. No gain to the optionees is possible without an increase in the common stock price.
(3)	Fair market value on the date of grant.
(4)	Options generally become exercisable in installments of 50% one year after the date of grant and the remaining 50% two years after the grant date, with all options becoming exercisable upon a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool.
(5)	Using the option exercise price ($67.29), per share price of common stock would be $109.61 assuming no stock splits or stock dividends.
(6)	Using the option exercise price ($67.29), per share price of common stock would be $174.53 assuming no stock splits or stock dividends.
(7)	Using the average option exercise price for the year ($67.09), per share price of common stock would be $109.28 assuming no stock splits or stock dividends.
(8)	Using the average option exercise price for the year ($67.09), per share price of common stock would be $174.01 assuming no stock splits or stock dividends.

STOCK OPTION EXERCISES AND HOLDINGS

The table below provides information on shares underlying options exercisable at the end of 2002 and options exercised during 2002 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 2002

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options Held at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
David R. Whitwam	59,000	$1,695,713	595,000	185,000	$626,500	$0
Jeff M. Fettig	4,000	171,392	238,500	105,000	152,005	0
Paulo F. M. Periquito	0	0	167,500	49,500	165,900	0
David L. Swift	0	0	12,500	39,500	0	0
Michael A. Todman	9,600	232,687	72,500	46,000	162,360	108,240

LONG-TERM INCENTIVE AWARDS

The table below provides information regarding grants of long-term incentive compensation awards in 2002 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

LONG-TERM INCENTIVE PLAN AWARDS IN 2002

Name	Number of Shares(1)	Performance Period From Grant Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plan (2)
			Target(#)	Maximum(#)
David R. Whitwam
Performance Shares	30,758	2002-2004	30,758	30,758
Jeff M. Fettig
Performance Shares	14,885	2002-2004	14,885	14,885
Paulo F. M. Periquito
Performance Shares	5,796	2002-2004	5,796	11,592
David L. Swift
Performance Shares	10,733	2002-2004	10,733	10,733
Michael A. Todman
Performance Shares	10,733	2002-2004	10,733	10,733

(1)	During 2002, Whirlpool made one award that has a three-year performance period under its Executive Stock Appreciation and Performance Program to each participant. Performance share awards are for a number of “contingent shares” and are based on a participant’s base salary and the market price of the common stock. These awards were made pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans.
(2)	Final awards for Messrs. Whitwam, Fettig, Swift, and Todman will not exceed the contingent shares shown in the “Target” column and will be made based on the Company achieving an improvement target in the economic value added (“EVA”) and revenue growth financial measurements. The final award for Mr. Periquito will be determined by multiplying the number of contingent shares by 0% to 200% (100% is the target award amount and 200% is the maximum award amount) based on the Company meeting certain financial, customer, and employee related objectives for each cycle. Future payouts, if any, will be made in common stock, cash, or a combination of both, as determined by the Human Resources Committee of the Board of Directors. If all or any portion of an award is paid in cash, the amount will be determined by multiplying the final number of shares earned by the percentage of the award to be paid in cash and multiplying this product by the market price of the common stock at the end of the performance period. Payments may be deferred with the Committee’s consent.

AGREEMENTS WITH EXECUTIVE OFFICERS

Whirlpool has agreements with its executive officers that provide severance benefits if, within two years following a Change in Control, the executive officer’s employment is terminated either by Whirlpool (other than for cause, as defined) or by the officer for good reason (as defined), or, voluntarily during the 13th month following a Change in Control. Benefits include severance pay equal to three times annual compensation (generally defined as base salary plus target annual bonus), plus an amount to compensate the individual for excise taxes, if any, arising out of the severance pay. Under certain circumstances, the agreements provide for continuing participation for up to three years in insurance and other employee welfare benefit plans and, in the case of defined benefit retirement plans, provide for three years additional age and service credits for purposes of vesting and computing benefits. After the initial term of less than two years, each agreement is automatically extended for consecutive subsequent two-year terms, but any agreement may be terminated as of the end of any term upon 90 days’ prior notice, but not for 24 months after a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool. In addition, Whirlpool has entered into non-compete agreements with its executive officers that provide that they shall not directly or indirectly compete with the Company for a period of 12 months after termination of employment.

RETIREMENT BENEFITS

Whirlpool’s non-contributory defined benefit retirement plan (the “Retirement Plan”) covers substantially all of our U.S. based salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive an annual pension for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last 120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service, reduced benefits are payable upon early retirement or termination of employment after age 55. For five years following a Change in Control, Whirlpool may not terminate the retirement plan or amend or merge it with another plan in a manner that would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. We also have supplemental retirement plans that (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from our bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

	Estimated Annual Pension Benefits at Age 65*
Covered Compensation	5 Years Service	10 Years Service	15 Years Service	20 Years Service	25 Years Service	30 Years Service
$ 600,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000
800,000	80,000	160,000	240,000	320,000	400,000	480,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,200,000	120,000	240,000	360,000	480,000	600,000	720,000
1,400,000	140,000	280,000	420,000	560,000	700,000	840,000
1,600,000	160,000	320,000	480,000	640,000	800,000	960,000
1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,320,000
2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,440,000
2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,560,000
2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,680,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000

*	The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Whitwam, Fettig, Swift, and Todman had approximately 35 years, 22 years, 1 year, and 10 years respectively, of eligible service at December 31, 2002, and their covered compensation under the plans for 2002 was equal to the base salary and bonus set forth in the Summary Compensation Table.

The Company has entered into an employment agreement that, under Brazilian law, requires the Company to provide Mr. Periquito with a retirement payment of 85% of his basic monthly salary at age 60 assuming he is a participant under the relevant Brazilian pension plan for 10 years. Under that plan, he would receive a disability retirement payment of 70% of the value of the retirement benefit, and if he dies, his widow would receive a pension payment of 50% of the value of the retirement benefit. In addition, underage children would receive 30% of the value of the retirement benefit in the event of his death. He is required to participate in the cost of his pension benefit at the rate of 15% of the monthly cost of the plan, up to a limit of 8% of his basic salary.

COMPENSATION OF DIRECTORS

In 2002, directors who were not employees of Whirlpool were paid an annual retainer of $45,000 ($47,500 if a committee chair). A nonemployee director may elect to defer any portion of director compensation until he or she ceases to be a director, at which time payment is made in a lump sum or in monthly or quarterly installments. Interest on deferred amounts accrues quarterly at a rate equal to the prime rate in effect from time to time. Each director may elect to relinquish all or a portion of the annual fee, in which case Whirlpool may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irrevocable, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Whirlpool provides each nonemployee director who elects to participate with term life insurance while a director in an amount equal to one-tenth of the annual director’s fee times such director’s months of service (not to exceed 120) and a related income tax reimbursement payment. We also provide each nonemployee director with travel accident insurance of $1 million with the premiums paid by us, and directors are reimbursed for the related income tax. For evaluation purposes, appliances sold by us are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to Whirlpool of this arrangement in 2002 (based on distributor price of products and delivery, installation, and service charges) did not exceed $11,500 for any one nonemployee director or $23,500 for all nonemployee directors as a group.

Whirlpool also has a Nonemployee Director Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 400 shares of common stock and an option to purchase 600 shares of common stock if our earnings from continuing operations for the immediately preceding year increased by at least 10% over such earnings for the prior year. The exercise price under each option is the average fair market value (as defined) of the common stock for the third through fifth trading days after the public release of our earnings for such prior year. These options may be exercised for 20 years after issuance (except that they must be exercised within five years after ceasing to be a director and within one year after the death of the director). The exercise price may be paid in cash or common stock. In addition, each nonemployee director is awarded annually 400 shares of phantom common stock, payable on a deferred basis. The shares of phantom common stock earn phantom dividends and the total accumulated phantom stock awards and phantom dividends are converted into Whirlpool’s common stock on a one-for-one basis and paid out to the nonemployee director following completion of service on the Board.

Lastly, Whirlpool also has a Nonemployee Director Treasury Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 200 shares of common stock, payable in treasury shares only. No shares of common stock awarded under this plan may be sold within the first six months after they are awarded unless the death of the director occurs during such period.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 2002.

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. Whirlpool’s executive compensation philosophy is designed to support these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on four enduring values: respect, integrity, diversity, and teamwork. Our “pay for performance” philosophy is centered around the following points:

•	Compensation should be incentive driven with both short and long-term focus;

•	More pay should be at risk than with the average company;

•	Components of compensation should be tied to increasing stockholder value; and

•	Compensation should be tied to a balanced evaluation of corporate and individual performance measured against financial, customer, and employee related objectives—a “balanced scorecard” approach.

The Committee is responsible for the design, administration, and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

Salary levels and salary increase guidelines are based on competitive market reviews conducted with the assistance of outside consultants. Comparison companies are blue chip companies that are similar to Whirlpool in a variety of respects, such as companies that compete with Whirlpool; tend to have national and international business operations; or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group of companies (“peer group”) is used to define the market for each component of pay as well as total compensation. The peer group companies chosen for the competitive market review are not entirely the same as those that comprise Standard & Poor’s Household Furniture and Appliance Group shown in the Performance Graph because the Committee believes that Whirlpool’s most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index. Base salary for Mr. Whitwam and other executive officers is targeted at the median of the base salaries for officers in the peer group companies, after adjusting for size of the companies. Base salary increases for the year ranged between 0% and 8.1% for the named executive officers. Mr. Whitwam received a 3.3% salary increase on March 1, 2002. The increases reflected both moves in market salaries as well as the executives’ individual performance (as discussed below) against specific objectives. With respect to Mr. Whitwam’s individual performance objectives during 2002, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, Whirlpool’s overall financial performance, and executive talent development. The Committee determined that Mr. Whitwam had met his objectives on balance in these areas.

ANNUAL INCENTIVE COMPENSATION

The Performance Excellence Plan (“PEP”) provides all regular exempt and some non-exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers subject to Section 162(m) of the Internal Revenue Code) as measured against financial, customer, and employee related objectives. For 2002, target awards ranging from 5% to 110% of base salary were established by the Committee. The PEP is designed to provide total direct compensation that is above the mean of the peer group when the target level of stretch performance is achieved.

For 2002, the Company established performance measures based on financial, customer, and employee factors. These performance measures were selected based on the Committee’s belief that improving such measures correlates to increasing value to stockholders. Achievement of individual business performance goals is also a factor in determining PEP payouts for all employees other than designated executive officers. In addition, up to 10% of PEP eligible employees (excluding officers) are eligible for an outstanding contributor bonus equal to 25%, 50%, or 75% of their target PEP bonus. For Messrs. Whitwam, Fettig, Swift, and Todman, a corporate performance target based on return on equity was established. Because the Company exceeded this financial performance target, these executive officers earned a PEP award for 2002 as set forth in the Summary Compensation Table based on the Committee’s evaluation of the Company’s performance measured against the financial, customer, and employee objectives and the individual performance of the officer under the Committee’s balanced scorecard approach.

In addition, the Company has established the Executive Officer Bonus Plan (“EOBP”) under which the Committee has the discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance in the event that the Committee concludes such awards are appropriate. In 2002, no awards were granted under this plan.

LONG-TERM INCENTIVES

Our long-term incentive programs are comprised of the Stock Option Program, the Executive Stock Appreciation and Performance Program, the Special Retention Program, and the Career Stock Program, all of which are authorized under one or more of Whirlpool’s Omnibus Stock and Incentive Plans. Grants under both the Stock Option and Executive Stock Appreciation and Performance Programs are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. In addition, the Company has established the Key Employee Treasury Stock Ownership Plan under which awards similar to those established under the Omnibus Plans may be granted to key management employees by the Committee. These stock-based plans are designed to encourage a significant ownership interest in Whirlpool to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with Whirlpool.

Stock Option Program    Option grants in 2002 were made under one or more of Whirlpool’s Omnibus Stock and Incentive Plans and were based on our analysis of competitive award sizes, along with adjustments reflecting individual performance as evaluated by the Committee with respect to the Chief Executive Officer, and by the Chief Executive Officer as approved by the Committee with respect to the other four named executive officers. In making final awards, the Committee considered the optionee’s scope of responsibility and opportunity to affect Whirlpool’s future success, strategic and operational goals, individual contributions, and the number of options previously awarded and currently held. Grants were issued with an exercise price equal to the fair market value of the stock at the time of grant.

Mr. Whitwam’s 2002 option grant, as noted in the Summary Compensation Table, was made separately and at the sole discretion of the Committee primarily based on its competitiveness with the marketplace, but also taking into account the Committee’s assessment of his individual performance.

Executive Stock Appreciation and Performance Program (“ESAP”)    ESAP provides senior management with incentives to significantly improve the long-term performance of Whirlpool and increase stockholder value over time. The compensation opportunities under the program are tied directly to the financial performance of Whirlpool over a preset period, normally three years, beginning each January 1. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation that exceeds the market when stretch target performance is met. A payout was earned by Mr. Whitwam under the 2000-2002 ESAP cycle based on the Committee’s evaluation of the Company’s performance measured against the EVA improvement financial target established at the beginning of the performance period. The final payout of this grant, along with those of other named executive officers, is included in the column labeled “LTIP Payouts” in the Summary Compensation Table and is based on the Committee’s evaluation of Company performance against the financial, customer, and employee objectives established for the Company and the individual effort of each officer. The payout was made in 2003.

In 2002, a grant was made under this program from one or more of Whirlpool’s Omnibus Stock and Incentive Plans. The grant is for a three-year cycle ending December 31, 2004, and payout is contingent upon achieving specific EVA and revenue growth targets over the performance period. The contingent shares granted to the named executive officers in 2002 under the 2002-2004 ESAP cycle (as disclosed in the Long-Term Incentive Plan Awards table) were calculated based on the competitive objective for ESAP target award sizes.

Special Retention Program (the “SRP Program”)    The SRP Program was established to provide grants of phantom restricted shares of the Company’s common stock to up to 50 select officers of the Company as a means of motivating and retaining key leadership talent. Recipients and award sizes are based on subjective determinations relating to a broad range of leadership factors. Restrictions on 50% of the phantom restricted shares lapse at the end of the third year from the date of grant and the restrictions on the remaining 50% lapse at the end of the seventh year assuming, in each case, that the officer continues to exhibit strong leadership performance. The phantom restricted shares do not represent an equity interest in the Company, and no voting rights attach to the phantom restricted shares until and unless they are converted into common stock of the Company. The value of one phantom restricted share awarded is equal to the fair market value of a share of common stock on that date. Recipients of SRP Program phantom stock will receive one share of common stock for each share of phantom restricted stock on a one-for-one basis upon the lapse of restrictions and may defer receipt of vested shares until retirement.

Career Stock Program (the “Career Stock Program”)    The Career Stock Program was established to provide one-time grants of phantom stock to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on subjective determinations relating to a broad range of factors. The shares do not represent an equity interest in Whirlpool, and no voting rights attach to the shares until and unless they are distributed to the participant. Grants are made under one or more of Whirlpool’s Omnibus Stock and Incentive Plans. The value of a share of Career Stock on any given date is equal to the fair market value of a share of common stock on that date. Recipients of Career Stock will receive one share of common stock for each share of phantom stock on a one-for-one basis upon retirement after attaining the age of 60 or upon termination of employment, based on individual vesting schedules and subject to certain non-competition provisions. Phantom Career Stock dividends are invested in additional phantom shares to be awarded in the same manner as the original awards.

Key Employee Treasury Stock Ownership Plan (the “Key Employee Treasury Stock Plan”)    The Key Employee Treasury Stock Plan was established to support the hiring and retention initiatives at key leadership positions in order to foster the long-term financial success of the Company. The plan provides key leaders with the opportunity to receive common stock of the Company and stock option, restricted stock, and phantom stock awards to be paid from the Company’s treasury stock, with the terms of such awards to be established by the Human Resources Committee. All awards granted under the Key Employee Treasury Stock Plan shall be paid in treasury shares of the Company’s common stock. The maximum number of shares of common stock that may be awarded for all purposes under the plan is 200,000. In 2002, no awards were granted under this plan.

OWNERSHIP GUIDELINES

In 1995, management adopted, with the Committee’s approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives (approximately 100 individuals). The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one times base salary for lower level executives.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests.

The Committee retains the discretion to reward strong individual performance of designated executive officers under the EOBP. The Committee believes this ability to exercise discretion is in the best interest of Whirlpool and its stockholders and outweighs the need to qualify the EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under EOBP will generally not qualify under Section 162(m) and may not be fully deductible.

SUMMARY

We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

James M. Kilts, Chair

Arnold G. Langbo

Miles L. Marsh

Paul G. Stern

Janice D. Stoney

PERFORMANCE GRAPH

The graph below depicts the yearly dollar (and percentage) change in the cumulative total stockholder return on our common stock with the cumulative total return of Standard & Poor’s (“S&P”) Composite 500 Stock Index and the cumulative total return of the S&P Household Furniture & Appliance Group Index for the years 1998 through 2002. The graph assumes $100 was invested on December 31, 1997 in Whirlpool common stock, the S&P 500, and the S&P Household Furniture & Appliance Group.

Comparison of Five Year Cumulative Total Return*

Whirlpool Corporation, S&P 500 Index, and

S&P Household Furniture & Appliance Group

Cumulative Investment Value

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Whirlpool	$100	$103	$124	$93	$147	$107
S&P 500	$100	$129	$156	$141	$125	$97
S&P Household	$100	$116	$114	$90	$117	$101

*	Cumulative total return is measured by dividing: (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period by (2) the share price at the beginning of the measurement period.

MISCELLANEOUS

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $10,500 plus certain expenses for assistance by Georgeson Shareholder Communications Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and employees of the Company and by Georgeson Shareholder Communications Inc. personally and by mail, telegraph, telephone, or other electronic means.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those referred to in the accompanying notice of the annual meeting. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

MATTERS RELATING TO AUDITORS

Representatives of Ernst & Young LLP, our auditors, are expected to be present at the annual meeting to respond to questions and may make a statement if they so desire.

FEES

The Company paid Ernst & Young the following fees (in millions):

	Year ended December 31,
	2001	2002
• Audit Fees	$3.2	$3.8

• Audit-Related Fees	3.1	0.2

• Tax Fees	4.6	4.3

• All Other Fees	0.1	0.2

Total	$11.0	$8.5

Audit-related fees include fees for services provided in connection with internal audit services (2001 only) and employee benefit plan audits. Tax fees include fees for services provided in connection with worldwide tax consulting services, tax compliance services, and expatriate tax services.

Pursuant to its written charter (included in this proxy statement as Exhibit A), the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent auditors or any other auditing or accounting firm. The Audit Committee is currently in the process of establishing general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors at the appropriate time.

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of the Company’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains the Company’s independent auditors, reviews major accounting policy changes by Whirlpool, reviews and approves the scope of the annual internal and independent audit processes, pre-approves nonaudit services provided by the independent auditors, approves all audit and nonaudit service fees paid to the independent auditors, and monitors Company activities designed to assure compliance with the Company’s ethical standards. The Committee is composed of five directors who are “independent” as that term is defined under the New York Stock Exchange listing requirements. The Committee operates under a written charter (included in this proxy statement as Exhibit A) adopted by the Company’s Board of Directors.

The Committee has reviewed the audited consolidated financial statements of the Company for 2002 with management, who has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed the consolidated financial statements of the Company for 2002 with Ernst & Young, the Company’s independent auditors for 2002, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Ernst & Young its independence. The Committee considered the compatibility of nonaudit services provided by Ernst & Young to the Company with Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as the Company’s independent auditors for 2003.

Allan D. Gilmour, Chair

Gary T. DiCamillo

James M. Kilts

Arnold G. Langbo

Janice D. Stoney

STOCKHOLDER PROPOSALS FOR 2004 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2004 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by January 21, 2004. This notice must be received by the Secretary of Whirlpool personally or by registered or certified mail. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2004 must be received by us by November 12, 2003, and must otherwise comply with the Securities and Exchange Commission’s rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

EXHIBIT A

WHIRLPOOL CORPORATION BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER

I.	PURPOSE To fulfill responsibilities to the Company’s shareholders, potential shareholders, and the investment community, the Audit Committee will provide independent and objective oversight of the Company’s accounting functions and internal controls and will monitor the objectivity of the Company’s financial statements. The Committee will assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Committee will prepare all the Committee reports required under the law and will provide an open avenue of communication between the financial management, internal auditors, independent auditors, and the Board of Directors.

II.	COMMITTEE MEMBERS The Committee shall be composed of at least three but not more than five Directors appointed by the Board of Directors. Committee members shall not be officers or employees of the Company or one of its subsidiaries and shall, in the opinion of the Board, meet the independence and financial experience and financial literacy and expertise requirements of the New York Stock Exchange and relevant law. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All members of the Committee shall have an understanding of basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience. Committee members shall not simultaneously serve on the audit committees of more than three public companies.

III.	COMMITTEE MEETINGS The Committee shall meet at least four times a year, or more frequently as appropriate. The Committee shall meet with management, internal audit, and the independent auditors in separate executive sessions to discuss matters privately. All meetings shall be conducted pursuant to the applicable provisions of the Company’s By-Laws. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. Minutes of meetings will be prepared and the Committee will report to the Board the results of its meetings.

IV.	DUTIES and RESPONSIBILITIES While the Committee has the responsibilities and powers set forth in the Company’s By-Laws and this charter, the Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. However, the Committee does have the following duties and responsibilities.

1.	Review and pre-approve the annual audit and its scope for the Company and its wholly-owned or majority-owned subsidiaries; monitor the annual audit and its scope for affiliates; and review the annual audit results with respect to (a) the Company’s financial statements, including appropriately addressing risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters, and (b) the Company’s internal controls, including electronic data processing controls, and the extent to which such controls are evaluated by the independent auditors for adequacy and protection.

2.	Review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including the

Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor adequacy of disclosure. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditors prior to the release of earnings as appropriate. The Committee’s discussion of earnings releases as well as financial information and earnings guidance may be general (i.e., discussion of the types of information to be disclosed and the type of presentations to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

3.	Review the independent auditors’ management letter and recommendations (or any audit problems, difficulties, or disagreements) and management’s response.

4.	Retain and terminate the Company’s independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by independent auditors in accordance with relevant NYSE listing rules and law.

5.	Review annual reports from the independent auditors regarding their internal quality control procedures in accordance with relevant NYSE listing rules and law, and evaluate all relationships between the independent auditor and the Company to assess the auditors’ independence and discuss such reports with the auditors. Review and evaluate the lead partner of the independent auditor, assure regular rotation of the lead partner as required by law, and consider whether there should be regular rotation of the audit firm itself. Present its conclusions with respect to the independent auditor to the full Board.

6.	Review major accounting policy changes adopted by the Company. Maintain current knowledge on major new or proposed technical requirements, regulations, or legislation affecting the Company.

7.	Review codes of conduct and management reports on employee compliance, including compliance with the Foreign Corrupt Practices Act, to guard against significant conflicts of interest and dishonest, unethical, or illegal activities. Monitor Company activities that are designed to assure compliance with such codes and review management findings involving significant lapses of ethical conduct, fraud, or criminal conduct.

8.	Review with management situations where new activities, major changes in operations, or other developments may create significant financial exposure for the Company. Review policies and guidelines with respect to risk assessment and risk management, including management reports on the Company’s processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial risk exposures.

9.	Review activities of the Company’s internal audit function, audit plans, procedures and results, and coordination with independent auditors. Regularly review the continued overall effectiveness of the internal audit function as required under relevant NYSE listing rules or law.

10.	Annually review the Committee’s charter and operations and recommend any proposed changes to the Board for its approval. Prepare any reports required under relevant NYSE listing rules and law.

11.	Set an appropriate hiring policy for employees or former employees of the independent auditors and establish a process for handling anonymous complaints regarding accounting, internal controls, or auditing matters in accordance with relevant NYSE listing rules and law.

12.	The Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and, in connection therewith, may retain independent counsel, accountants, or others to assist it.

13.	Make regular reports to the Board and evaluate annually its performance in accordance with relevant NYSE listing rules and law.

It is important that your stock be represented so that the presence of a quorum at the annual meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

P

R

O

X

Y

WHIRLPOOL CORPORATION

Administrative Center

2000 N. M-63

Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints David R. Whitwam, Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of Whirlpool Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on April 15, 2003 and at any adjournment thereof, with all the powers the undersigned would possess if present, with respect to the election of directors and such other business as may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted for the election as directors of the nominees listed below, unless contrary instructions are specified, and in the proxies’ discretion upon such other business as may properly come before the meeting. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

Election of Directors, Nominees:

01) Gary T. DiCamillo, 02) Kathleen J. Hempel and 03) Arnold G. Langbo

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

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Ù  FOLD AND DETACH HERE  Ù

X

Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

2679

	FOR ALL	WITHHOLD ALL
1. Election of Directors. (see reverse)

(Except nominee(s) written above)

	FOR	AGAINST	ABSTAIN
2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.

Please sign exactly as name(s) appear(s) on this proxy card. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.

SIGNATURE(S)

DATE

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Ù  FOLD AND DETACH HERE  Ù

Dear Shareholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

To Vote by Telephone:

Using a touch-tone phone call Toll-free:        1-877-PRX-VOTE (1-877-779-8683)

To Vote by Internet:

Log on to the Internet and go to the website:        http://www.eproxyvote.com/whr

Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

THANK YOU FOR VOTING YOUR SHARES

YOUR VOTE IS IMPORTANT!

Do Not Return this Proxy Card if you are Voting by Telephone or the Internet